UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            REPROS THERAPEUTICS, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    76028H209
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                                 (CUSIP Number)

                                  MAY 14, 2012
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

CUSIP No. 76028H209                   13G/A                    Page 2 of 7 Pages


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1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      PERCEPTIVE ADVISORS LLC
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2.    CHECK THE APPROPRIATE BOX IF A GROUP*                             (a)
                                                                        (b)
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE, UNITED STATES OF AMERICA
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    NUMBER OF       5.  SOLE VOTING POWER                                      0
      SHARES        ------------------------------------------------------------
BENEFICIALLY        6.  SHARED VOTING POWER                            2,862,560
     OWNED BY       ------------------------------------------------------------
       EACH         7.  SOLE DISPOSITIVE POWER                                 0
    REPORTING       ------------------------------------------------------------
   PERSON WITH:     8.  SHARED DISPOSTIVE POWER                        2,862,560
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,862,560
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      19.31%
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12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IA
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CUSIP No. 76028H209                   13G/A                    Page 3 of 7 Pages


--------------------------------------------------------------------------------
13.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      JOSEPH EDELMAN
--------------------------------------------------------------------------------
14.   CHECK THE APPROPRIATE BOX IF A GROUP*                       (a)
                                                                  (b)
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15.   SEC USE ONLY

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16.   CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES OF AMERICA
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    NUMBER OF       17.   SOLE VOTING POWER                                    0
      SHARES        ------------------------------------------------------------
BENEFICIALLY        18.   SHARED VOTING POWER                          2,862,560
     OWNED BY       ------------------------------------------------------------
       EACH         19.   SOLE DISPOSITIVE POWER                               0
    REPORTING       ------------------------------------------------------------
   PERSON WITH:     20.   SHARED DISPOSTIVE POWER                      2,862,560
--------------------------------------------------------------------------------
21.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,862,560
--------------------------------------------------------------------------------
22.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
23.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      19.31%
--------------------------------------------------------------------------------
24.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

CUSIP No. 76028H209                    13G/A                   Page 4 of 7 Pages


ITEM 1.
        (a)  Name of Issuer:
               REPROS THERAPEUTICS, INC.

        (b)  Address of Issuer's Principal Executive Offices:
               2408 TIMBERLOCH PL., SUITE B-7
               WOODLANDS, TX 77380

ITEM 2.
        (a)  Name of Person Filing:
               THIS SCHEDULE 13G (THE "SCHEDULE") IS BEING FILED WITH RESPECT TO SHARES OF COMMON STOCK (AS DEFINED BELOW) OF REPROS THERAPEUTICS, INC. (THE "ISSUER") WHICH ARE BENEFICIALLY OWNED BY PERCEPTIVE ADVISORS LLC AND JOSEPH EDELMAN (TOGETHER, THE "REPORTING PERSONS"). SEE ITEM 4 BELOW.

        (b)  Address of Principal Business Office or, if none, Residence:
               499 PARK AVENUE, 25TH FLOOR
               NEW YORK, NY 10022

        (c)  Citizenship:
               PERCEPTIVE ADVISORS LLC IS A DELAWARE LIMITED LIABILITY COMPANY AND JOSEPH EDELMAN IS A UNITED STATES CITIZEN.

        (d)  Title of Class of Securities:
               COMMON STOCK

        (e)  CUSIP Number:
               76028H209

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) [ ] Insurance company as defined in section 3(a)(19) of the Act
        (15 U.S.C. 78c).
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings associations as defined in Section 3(b) of the Federal
        Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
        (15 U.S.C. 80a-3);
(j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 76028H209                   13G/A                    Page 5 of 7 Pages


ITEM 4. OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)  Amount beneficially owned:
               The Reporting Persons beneficially own 2,862,560 shares of Common Stock held by a private investment fund to which Perceptive Advisors LLC serves as the investment manager. Mr. Edelman is the managing member of Perceptive Advisors LLC.

        (b)  Percent of class:
               The beneficial ownership of 19.31% is based on the 14,821,981 outstanding shares of Common Stock of the Issuer, as disclosed on the Issuer's Prospectus filed with the SEC on May 15, 2012.

        (c)  Number of shares as to which the person has:
               (i)   Sole power to vote or to direct the vote:
                                                                               0
               (ii)  Shared power to vote or to direct the vote:
                                                                       2,862,560
               (iii) Sole power to dispose or to direct the
                     disposition of:                                           0
               (iv)  Shared power to dispose or to direct the
                     disposition of:                                   2,862,560

ITEM 5  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|.

ITEM 6  Not Applicable

Filing of this statement by the Reporting Persons shall not be deemed an admission that they beneficially own the securities reported herein. The Reporting Persons expressly disclaim beneficial ownership of all securities reported herein. No single client's interest as reported in the customer accounts at Perceptive Advisors LLC exceeds 5% of the outstanding Common Stock of the Issuer.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.

CUSIP No. 76028H209                   13G/A                    Page 6 of 7 Pages


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATION

      The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

(a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]

CUSIP No. 76028H209                   13G/A                    Page 7 of 7 Pages


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    May 22, 2012
                                    -------------
                                    Date

                                    PERCEPTIVE ADVISORS LLC

                                    /s/ Joseph Edelman
                                    ------------------
                                    Signature

                                    Joseph Edelman/Managing Member
                                    ------------------------------
                                    Name/Title

                                    May 22, 2012
                                    -------------
                                    Date

                                    /s/ Joseph Edelman
                                    ------------------
                                    Signature

                                    Joseph Edelman
                                    --------------
                                    Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)